UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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PaineWebber R&D Partners III, L.P.

(Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than Registrant)

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1)	Title of each class of securities to which the transaction applies:

Limited Partnership Units

2)	Aggregate number of securities to which transaction applies:

50,000

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PAINEWEBBER R&D PARTNERS III, L.P.
1285 Avenue of the Americas
New York, New York 10019
March 5, 2007

Dear Limited Partner:

We previously mailed to you a Consent Solicitation Statement, dated February 16, 2007, and related Consent Form regarding a Proposal to sell all of the assets of PaineWebber R&D Partners III, L.P. that, if approved, would result in a final liquidating distribution and termination of the Partnership. Unless extended, this solicitation will expire at the close of business on March 28, 2007.

We have not received your Consent Form. We need your participation in this important vote. Casting your vote will also help us avoid further solicitation costs. Please use the enclosed duplicate Consent Form to cast your vote and return it in the postage paid return envelope provided so that it is postmarked no later than March 28, 2007.

The General Partner recommends that Limited Partners “Consent” to this Proposal. IMMEDIATE ACTION REQUESTED.

We are pleased to report on a favorable development that will enable us, should this Proposal be approved, to make the Partnership’s final liquidating distribution to our Limited Partners on or about April 30, 2007. As was discussed in the Consent Solicitation Statement, the exact timing of the Partnership’s final liquidating distribution was subject to the uncertainty regarding obtaining court approval for the release of funds that are held in escrow that will be used to fund most of the negative balance in the General Partner’s capital account with the Partnership. By order dated February 14, 2007, the court approved the release of these funds from escrow. We expect to have these funds on or about March 30, 2007, which will enable us to make the final liquidating distribution on or about April 30, 2007, should this Proposal be approved.

If you have any questions or need assistance in voting, please call D.F. King & Co., Inc., who is assisting us, toll-free at 1-800-901-0068.

Sincerely,

PaineWebber R&D Partners III, L.P.
By: PaineWebber Development Corporation, General Partner

By:__________________________
Name: Clifford B. Wattley
Title: President